                                                                 Exhibit (g)(34)
                                LETTER OF INTENT

This Letter of Intent (hereinafter referred to as "Letter of Intent" or "LOI") shall take effect as of August 30, 2005 and is made by and between [name of reinsurance company] (hereinafter referred to as "Reinsurer") with offices in [city and state of reinsurance company] and IDS Life Insurance Company (hereinafter referred to as "Ceding Company" or "IDSL") with offices in Minneapolis, Minnesota.

       WHEREAS, Reinsurer and Ceding Company desire to enter into a reinsurance arrangement whereby Reinsurer will reinsure certain life insurance policies issued and underwritten by Ceding Company;

       WHEREAS, until such time as the parties can negotiate and execute a reinsurance agreement covering the reinsurance transaction, the parties desire to set forth in writing the general terms the parties have agreed upon with respect to the reinsurance transaction; and

       WHEREAS, those terms are expressed in this Letter of Intent, which the parties intend to serve as a binding contract until such time that the reinsurance agreement can be negotiated and executed, and which the parties intend to serve as the basis for negotiation of the reinsurance agreement;

       NOW THEREFORE, the parties hereby agree to the terms outlined as follows:

o      REINSURANCE EFFECTIVE DATE

       August 30, 2005

       The Reinsurer will accept backdated policies with issue dates up to six months prior to the effective date.

o      PRODUCTS COVERED

       See Exhibit A

o      REINSURANCE METHOD

       90/10 First Dollar Quota Share YRT and [percentage] Excess of Retention

o      REINSURANCE BASIS

       Mortality only - YRT

       1.   Reinsured risk amounts will be calculated on each policy anniversary


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

       2. During a policy year, reinsured risk amounts will be adjusted if there is an increase or decrease in specified amount

       3. Reinsured risk amount is the reinsurer's share of the policy net amount at risk and is the basis for calculating premiums

       4. Policy net amount at risk for death benefit option 1 is death benefit less policy value(where death benefit is greater of specified amount or policy value times tax corridor) and for option 2 is death benefit less policy value (where death benefit is greater of specified amount plus policy value or policy value times tax corridor)

       5.    Policy net amount at risk for riders is the specified amount

       Cessions may be automatic, capacity facultative, or non-capacity facultative

o      REINSURANCE SHARE

       Ceding Company will retain [percentage] quota share up to its maximum retention limit

       Automatic reinsurance divided among pool members

       Facultative cessions on a case by case basis

       Ceding Company has the right to increase per life retention limits (retained percentage share and/or per life maximum) for new business at any time upon 90 days advanced written notice.

o      PREMIUM TAXES

       Not reimbursed

o      UNDERWRITING REQUIREMENTS

       The Reinsurer will automatically accept its share of mortality risk on the above-referenced policies and riders provided that:

       1. the Ceding Company keeps its retention as described in this LOI, and

       2. the Ceding Company applies its normal underwriting guidelines and manual, age and amount requirements as provided to the Reinsurer, and

       3. the sum of all amounts in force and applied for on the life with the Ceding Company, excluding amounts being internally replaced, does not exceed the Automatic Binding Limits set forth in this LOI, and

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IDSL - [redacted]


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       4.    the amount of life insurance in force in all companies, including any coverage to be replaced plus the amount currently applied for on that life in all companies, does not exceed the Jumbo Limit stated in this LOI, and

       5. the application is on a life that has not been submitted facultatively to the Reinsurer or any other reinsurer within the last two (2) years, including the current application, unless the reason for any prior facultative submission was solely for capacity that may now be accommodated within the terms of this LOI.

       It is understood and agreed that Reinsurer will generally accept IDSL's underwriting decisions so long as IDSL's underwriters act in good faith and in a manner substantially consistent with IDSL's underwriting guidelines and manual, age and amount requirements and control procedures, thus allowing for the application of reasonable underwriting judgment (which involves the application of positive and negative underwriting factors or considerations), and for unintentional mistakes provided that such mistakes are not material or systemic or part of a pattern that evidences disregard for the Company's underwriting and procedural requirements.

o      INTERNAL REPLACEMENTS

       A policy issued as an internal exchange or replacement of another policy (whether or not the original policy was reinsured under this Agreement), and underwritten by the Ceding Company in accordance with its underwriting guidelines, standards and procedures for exchanges and replacements, will be treated and covered as new business under this Agreement (notwithstanding that suicide and contestability periods may be applied from the date of the replaced or exchanged policy for coverage up to the face amount of the replaced or exchanged policy in accordance with the Ceding Company's exchange guidelines). Reinsurance of any such policy may be ceded automatically or facultatively under this Agreement according to the same terms and conditions as apply to other new business. Reinsurance premium rates will be based on the issue age, issue date, and underwriting classification of the new policy.

       If a policy reinsured under this Agreement is internally exchanged or replaced with another policy, reinsurance will continue under this Agreement or, if applicable, any different agreement between the parties providing reinsurance coverage for the new policy. In that event, reinsurance premium rates will be based on issue age and duration of the original policy and on the underwriting classification of the new policy. Notwithstanding the foregoing, if there is a reinsurance agreement between the parties providing reinsurance coverage for the new policy and such agreement treats the policy as new business, then the issue age, duration, and underwriting classification shall be based on the new policy.

o      CONVERSIONS

       Contractual term conversions from Ceding Company's term insurance policies or riders (such as an Other Insured Rider or Children's Insurance Rider) to a policy reinsured under

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IDSL - [redacted]


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       this Agreement will be covered and treated the same as any other new business under this Agreement except the issue age and issue date of the original term policy or rider shall apply for purposes of determining reinsurance premium rates and Reinsurer's share, if any, shall be as provided in any reinsurance agreement that covered the original term policy or rider. Notwithstanding the foregoing, contractual term conversions from term insurance policies or riders less than one year old at time of conversion and which were not reinsured facultatively will be reinsured as new business under this Agreement based on issue age, issue date, and underwriting classification of the new policy. In any event, contractual conversions for purposes of this paragraph shall not include any increase in the amount ceded to Reinsurer nor any improvement in underwriting classification, which instead shall be handled as described in the following paragraph.

       In the event a term insurance policyholder seeks to convert to a policy reinsured under this Agreement and at the same time increase the face value or specified amount of the policy, or improve the underwriting classification, if the exchange is agreed to by the Ceding Company, such exchange shall be treated as an internal replacement and handled in the manner set forth in the first paragraph of the foregoing section relating to internal replacements.

       In the event of a contractual conversion of an Other Insured Rider that is issued in connection with a policy reinsured under this Agreement, such conversion shall be treated as an internal replacement and handled in the manner set forth in the second paragraph of the foregoing section relating to internal replacements.

o      TRANSITION

       Following introduction of the VUL IV Plus and VUL IV Plus - ES plans in any given state, a policy issued on existing IDSL life plans may be returned for a policy on the new plans without requiring additional underwriting evidence, if the policy owner's request for the new policy is made within the original policy's free-look period. For purposes of this paragraph, the free-look period administered by IDSL will be 30 days. The underwriting class may be improved in this event only if the insured fully qualifies for the new class based on the underwriting evidence submitted for the original application. The new policy shall be treated as new business under this Agreement reinsured automatically or facultatively, as applicable, subject to the terms herein.

o      MAXIMUM MORTALITY FOR AUTOMATIC REINSURANCE

       Each individual risk must not exceed Table P or its equivalent on a flat extra premium basis.

o      RESIDENCE & MAXIMUM ISSUE AGE REQUIREMENTS FOR AUTOMATIC REINSURANCE

       Ceding Company may automatically cede risk on (i) any insureds who are not international clients or (ii) any international clients who meet the criteria listed in the Ceding Company's

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       "Guidelines for Underwriting International Clients" which has been reviewed and approved by the Reinsurer.

o      CEDING COMPANY'S MAXIMUM RETENTION LIMIT

       ----------------------------------------
       Issue Age           Retention
       ----------------------------------------
       [ages]           [dollar amount]
       ----------------------------------------
       [ages]           [dollar amount]
       ----------------------------------------

             1. The per life retention limit shall apply to all of Ceding Company's policies other than VUL III; and

             2. Any excess over the retention limit will be ceded automatically in accordance with the terms of this LOI unless the Ceding Company seeks facultative coverage for the applicable policy.

o      POOL BINDING LIMIT

       ------------------------------------------------------------------------
       Issue Age      Standard - Table D    Table E - H       Table I - P
       ------------------------------------------------------------------------
       [ages]           [dollar amount]   [dollar amount]   [dollar amount]
       ------------------------------------------------------------------------
       [ages]           [dollar amount]   [dollar amount]   [dollar amount]
       ------------------------------------------------------------------------
       [ages]           [dollar amount]   [dollar amount]   [dollar amount]
       ------------------------------------------------------------------------

             1. The Ceding Company may not cede reinsurance automatically if the sum of all amounts inforce and applied for on the same life with the Ceding Company, excluding amounts being replaced, exceed the binding limits set forth herein.

             2.    There is no minimum for automatic cessions.

             3. Potential AIBR increases are not subject to the binding and jumbo limits and may be ceded automatically if the base policy is ceded automatically.

             4. If an applicant has existing joint coverage with the Ceding Company, the full face amount of the joint policy will be applied against the binding and jumbo limits.

o      CONDITIONAL RECEIPT POOL BINDING LIMIT

       With respect to conditional receipts in connection with applications taken by the Ceding Company, the Reinsurer's liability will not exceed its proportionate share of (a) [dollar amount], or (b) [dollar amount] if the amount is ordered by a court of competent jurisdiction or the result of a settlement with the applicant.

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o      JUMBO LIMIT

       ----------------------------------------
       Issue Age        Jumbo Limit
       ----------------------------------------
       [ages]         [dollar amount]
       ----------------------------------------
       [ages]         [dollar amount]
       ----------------------------------------

       Jumbo is defined as inforce and applied for, before replacement.

o      MINIMUM FACULTATIVE CESSION

       Reinsurer may choose not to provide a facultative quote if the proposed policy face amount is under [dollar amount] if under age 70 (under [dollar amount] if age 70 or over). However, Reinsurer will honor any facultative offer made, and any subsequent reduction in proposed or actual face amount will not affect the validity of a facultative offer made by or facultative coverage placed with the Reinsurer.

o      CLAIMS REQUIREMENTS

       Upon receiving a notice of claim on a policy, Ceding Company will provide the Reinsurer with a Notice of Reinsurance Claim. The Notice of Reinsurance Claim will include the insured's name and date of birth, the policy number, the policy issue date, the Specified Amount, the risk amount reinsured with the Reinsurer, and the cause and date of death.

       For (i) all non-contestable claims whether facultative or automatic and
       (ii) all contestable claims covered by automatic reinsurance with a total death benefit less than or equal to [dollar amount], the Ceding Company will review and settle such claims without prior approval from or consultation with the Reinsurer.

       For (i) all contestable claims covered by automatic reinsurance with total death benefits exceeding [dollar amount], (ii) all contestable claims covered by facultative reinsurance regardless of amount, and (iii) all claims (whether contestable or non-contestable) in excess of [dollar amount] in which the death of the insured occurred in a country other than the United States (including territories and possessions) or Canada, the Ceding Company will send the Reinsurer full underwriting and claims investigation information prior to payment or admission of liability. The Ceding Company will wait at least 5 business days for the Reinsurer's recommendations before admitting liability or proceeding to settle the claim. Reinsurer may request up to an additional ten days.

       Reinsurer's failure to provide a recommendation within 5 business days (or any agreed upon extension) shall be deemed acceptance of any action taken by the Ceding Company. In any event, the ultimate authority to pay or deny a claim will rest solely with the Ceding Company. Failure to follow the Reinsurer's recommendation will not relieve the Reinsurer of its reinsurance liability hereunder. The Ceding Company's contractual liability for policies reinsured under this LOI is binding on the Reinsurer, provided that the claim was paid in good faith and the company's standard practices were followed in the adjudication of

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       the claim. Any required consultation will not impair the Ceding Company's freedom to determine the proper action on the claim.

       Notwithstanding the foregoing, the Reinsurer retains the right upon reasonable notice to request and receive claim papers or any other such reasonable documentation on any claim for audit purposes. Payment of claims shall not be delayed pending any claim audit. Claims shall be paid promptly upon submission of a proper proof of reinsurance claim subject to the other provisions in this "Claims Requirements" section. Death benefit payments will be made in a single sum, regardless of the Ceding Company's settlement options.

       The Ceding Company will promptly advise the Reinsurer of its intention to contest, compromise, or litigate any claim involving a reinsured policy. In that event, the Ceding Company will also promptly and fully disclose to the Reinsurer all relevant claim documentation. Once notified, the Reinsurer will have five (5) business days to notify the Ceding Company in writing of its decision to accept participation in the contest, compromise, or litigation.

       If the Reinsurer does not accept participation in such contest, compromise, or litigation, the Reinsurer must then fulfill its obligation by paying the Ceding Company its full share of reinsurance and will not share in any subsequent reduction or increase in liability arising out of or in connection with the claim. If the Reinsurer accepts participation, the Reinsurer will share proportionately in any resulting reduction or increase arising out of or in connection with the claim. The Ceding Company will keep the Reinsurer apprised of all significant developments in the claim investigation, including notification of any legal proceedings against it in response to a denial of a claim. If litigation has commenced or claimant has made a demand for an amount exceeding the contract benefits, the Reinsurer may discharge its liability only by tendering payment of reinsurance proceeds to the Ceding Company in an amount proportionate to a pending settlement offer made by the claimant to the Ceding Company.

       Reinsurer's liability for claims shall include its proportionate share of any interest the Ceding Company must pay on death proceeds through the date of settlement. Reinsurer shall also pay its share of non-routine claim investigation and legal expenses in connection with the investigation, settlement, or litigation of claims unless it has already discharged its liability in the manner mentioned above. The Reinsurer will not reimburse the Ceding Company for routine claim and administration expenses, including the Ceding Company's home office expenses and any legal expenses other than third party expenses incurred by the Ceding Company. Claim investigation expenses do not include expenses incurred by the Ceding Company as a result of a dispute or contest arising out of conflicting claims of entitlement to policy proceeds or benefits.

       The Reinsurer will not participate in punitive damages or compensatory damages ("extra contractual obligations") that are awarded against the Ceding Company as a result of an act, omission, or course of conduct committed solely by the Ceding Company, its agents, or representatives in connection with claims covered under this LOI.

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       However, the parties recognize that circumstances may arise in which equity would require the Reinsurer, to the extent permitted by law, to share proportionately in extra contractual obligations. Such circumstances are difficult to define in advance but would generally be those situations in which the Reinsurer, in writing, recommended, consented to, or ratified the act or course of conduct of the Ceding Company that ultimately resulted in the assessment of extra contractual obligations. In those situations, the Reinsurer shall be responsible for paying its proportionate share of the extra contractual obligations.

o      ADMINISTRATION

       Self-Administered

o      REPORTING MEDIA

       Reporting requirements will be as mutually agreed upon by the parties.

       Monthly transaction reports will include:

       o      New Business

       o      First Year - Other than New Business

       o      Renewal Year

       o      Changes and Terminations

       o      Accounting Information

       Quarterly Periodic Reports will include:

       o      Statutory Reserve Information

       o      Policy Exhibit Information

       o      Inforce

o      RECAPTURE

       Except in the case of insolvency of the Reinsurer and except as provided in the YRT Rate Guarantee provisions herein, covered policies will not automatically be eligible for recapture, whether due to an increase in the Ceding Company's retention or otherwise, unless otherwise agreed upon in writing by the parties. The Reinsurer will consider the Ceding Company's request for recapture contingent upon the development of mutually agreeable terms.

o      TERMINATION

       This agreement will be unlimited in its duration and with respect to existing business will remain inforce until termination or expiry of the covered policies or until termination for nonpayment of reinsurance premiums.

       Either the Ceding Company or the Reinsurer may terminate the reinsurance agreement with respect to new business by giving ninety (90) days' written notice by certified or registered

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       The foregoing notwithstanding, in the event Ceding Company increases cost of insurance rates for existing business, Reinsurer may raise reinsurance premium rates at the same time and up to the same percentage, in which case Ceding Company shall not be afforded the right of recapture as described in the foregoing paragraph. Under such circumstances, however, if the Reinsurer proposes to raise reinsurance premium rates by a higher percentage than the Ceding Company's proposed increase in cost of insurance rates, then Ceding Company shall have the right to recapture reinsured business to the same extent provided for in the foregoing paragraph. In the event Ceding Company gives written notice of its intent to raise cost of insurance rates for the reinsured business, Reinsurer shall have sixty (60) days to notify Ceding Company in writing of its intent to raise reinsurance premium rates, and if applicable, Ceding Company shall be allowed sixty (60) days from the date of receiving Reinsurer's rate increase notice in which to elect its option to recapture. Reinsurer's rate increase or Ceding Company's recapture shall take effect on the anniversary of each policy covered by this Agreement following the aforementioned sixty (60) day notice period.

       In any event, the maximum reinsurance premium rates which may be charged by the Reinsurer shall be the statutory valuation premiums for yearly renewable term insurance at the maximum interest rates and minimum mortality rates applicable to the reinsured policies for each year of issue as prescribed by law.

o      CONFIDENTIALITY

       The Reinsurer will protect Ceding Company's customer and proprietary information and will comply with all applicable state and federal privacy laws.

o      ERRORS AND OMISSIONS

       If through unintentional error, oversight, omission, or misunderstanding (collectively referred to as "errors"), the Reinsurer or the Ceding Company fails to comply with the terms of this Agreement and if, upon discovery of the error by either party, the other is promptly notified and corrective action is promptly taken, each thereupon will be restored to the position it would have occupied if the error had not occurred, including interest. It is understood, however, that interest will not be included when routine underpayments or overpayments of reinsurance premiums are discovered and promptly corrected according to the terms of this Agreement.

       If it is not possible to restore each party to the position it would have occupied but for the error, the parties will endeavor in good faith to promptly resolve the situation in a manner that is fair and reasonable, and most closely approximates the intent of the parties as evidenced by this Agreement.

       The provision will apply only to oversights, misunderstandings, or clerical errors relating to the administration of reinsurance covered by this Agreement.

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IDSL - [redacted]


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       However, the Reinsurer will not provide reinsurance for policies that do not satisfy the parameters of this Agreement, nor will the Reinsurer be responsible for grossly negligent or deliberate acts in administration by the Ceding Company. If either party discovers that the other party has failed to cede or accept reinsurance as provided in this Agreement, or failed to comply with its reporting requirements, the party at fault may be requested to audit its records for similar errors and to take the actions necessary to rectify the situation and avoid similar errors in the future.

o      GENERAL PROVISIONS

       Reinsurance Agreement. Reinsurer and Ceding Company agree to execute a reinsurance agreement or amendment which will cover the business specified above. The reinsurance agreement will include the following provisions as mutually agreed upon by the Ceding Company and the
       Reinsurer: Credit for Reinsurance, Good Faith (changes in business practices), Arbitration, Insolvency, Entire Agreement and Amendment, Extra-Contractual Damages, Errors and Omissions, Inspection of Records, OF AC Compliance, Offset, DAC Tax, Misrepresentation or Suicide, Misstatement of Age or Sex, Non-Transferability, Dispute Resolution, and Confidentiality.

       Term. This Letter of Intent shall begin as of the effective date set forth above and shall run continuously until the date on which the reinsurance agreement has been executed by both parties, or until terminated in writing by mutual agreement of the parties.

       Authorization. Each party shall proceed to obtain all corporate approvals and authorizations that it deems necessary to allow it to enter into the reinsurance agreement.

       Assignment. This Letter of Intent may not be assigned without the express written consent of the non-assigning party and shall be binding on both parties' successors, heirs and permitted assigns.

       Choice of Law. This Letter of Intent shall be governed by and construed in accordance with the laws of the State of Minnesota.

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       IN WITNESS WHEREOF, Reinsurer and Ceding Company have executed this
       Letter of Intent reflecting their mutual agreement to the terms and conditions specified herein.

       [name]                               [name of reinsurance company]

       By:        /s/ Timothy V. Bechtold   By:       [signature]
                  -----------------------             (signature)
                  (signature)

                  Timothy V. Bechtold                 [name]
                  (print or type name)                (print or type name)

       Title:     President                 Title:    [title]

       Date:      9/12/05                   Date:     8/30/05

       Location:  Minneapolis, MN           Location: [city and state of
                                                      reinsurance company]

       Attest:    /s/ Charles R. Casswell   Attest:   [signature]
                  -----------------------             (signature)
                  (signature)

       Title:     Reinsurance Officer       Title:    [title]

                             ADDITIONAL INFORMATION

--------------------------------------------------------------------------------
    REINSURER'S POOL SHARE:  [PERCENTAGE]

    ANTICIPATED DATE OF FIRST REPORTING: OCTOBER 31, 2005
--------------------------------------------------------------------------------

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                                    EXHIBIT A

                                 Specifications

o      PRODUCT(S) REINSURED

       VUL IV Plus; VULIV Plus - ES

o      AUTOMATIC REINSURANCE PREMIUMS

       YRT reinsurance rates per $1000 net amount at risk are expressed in the following table as a percentage of the 2001 VBT ALB as modified by the Ceding Company to be attached to the treaty:

       ------------------------------------------------------------------------------------
                                            Band l                       Band 2
                                      ($50,000-$99,000)               ($100,000+)
       ------------------------------------------------------------------------------------
                                         Durations 1+                 Durations 1+
       ------------------------------------------------------------------------------------
                                   [ages]          [ages]        [ages]        [ages]
       ------------------------------------------------------------------------------------
       Super Preferred NT        [percentage]   [percentage]  [percentage]  [percentage]
       ------------------------------------------------------------------------------------
       Preferred NT              [percentage]   [percentage]  [percentage]  [percentage]
       ------------------------------------------------------------------------------------
       Standard NT               [percentage]   [percentage]  [percentage]  [percentage]
       ------------------------------------------------------------------------------------
       Preferred TB              [percentage]   [percentage]  [percentage]  [percentage]
       ------------------------------------------------------------------------------------
       Standard TB               [percentage]   [percentage]  [percentage]  [percentage]
       ------------------------------------------------------------------------------------

       Reinsurance premiums for substandard table ratings are an additional [percentage] per table of the base plan rates.

       Flat extra premiums are reinsured at the Ceding Company's flat extra premium rates:

       TERM OF FLAT EXTRA      FIRST YEAR ALLOWANCE   RENEWAL YEARS ALLOWANCE
       ------------------      --------------------   -----------------------
       More than 5 Years          [percentage]             [percentage]
       5 Years or Less            [percentage]             [percentage]

o      FACULTATIVE REINSURANCE PREMIUMS

       Facultative reinsurance premiums are the same as the automatic reinsurance premiums specified above.

o      RIDER(S) REINSURED

       Other Insured Rider (OIR)

       Automatic Increasing Benefit Rider (AIBR)

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       Base Insured Rider (BIR)

       Exchange of Insured Rider (EOI)

o      RIDER(S) NOT REINSURED

       Waiver of Monthly Deduction Rider

       Children's Insurance Rider

       Accidental Death Benefit Rider

       Accelerated Benefit Rider (the Ceding Company will treat any payments under the Accelerated Benefit Rider as a lien and recover reinsurance upon death of the insured)

o      AGE BASIS

       ALB

o      PREMIUM PAYMENT MODE

       Annually in advance


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